Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 7, 2021, pursuant to the terms set forth in the previously announced Agreement and Plan of Merger, dated March 1, 2021, Columbus McKinnon Corporation (‘the Company” or “CMCO”), completed its acquisition (“Acquisition”) of Precision Blocker, Inc, and its subsidiaries, including its indirect wholly-owned operating subsidiary Dorner Mfg. Corp. (collectively “Dorner”). The unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the condensed combined statements of operations for the nine months ended December 31, 2020 and for the twelve months ended March 31, 2020, illustrate the effects of the Acquisition (the “Transaction” or the “Transaction Accounting Adjustments”), as well as contemporaneous financing activities and certain other related adjustments described below (the “Other Transaction Accounting Adjustments” and, together with the Transaction, the “Transactions”).

The Other Transaction Accounting Adjustments include but are not limited to the Company’s borrowing of $650 million under a new first lien term loan facility (the “New Term Loan”) to fund the Acquisition, the replacement of the prior revolving credit facility with an aggregate principal amount of $100 million (the “Existing Revolver”) with a new revolving credit facility with an aggregate principal amount of $100 million (the “New Revolver”), and the repayment of the remaining outstanding balance of the Company’s existing term loan (the “Existing Term Loan”). In addition, the Company plans to raise $150 million through the issuance of shares of the Company’s common stock, par value $0.01 per share (the “Equity Issuance”), with the proceeds of such Equity Issuance expected to be used to repay a portion of the New Term Loan. The completion of the Equity Issuance is subject to market and other conditions, and there can be no assurance as to whether or when the Equity Issuance may be completed, or as to the actual size or terms of the Equity Issuance. For more information about the Equity Issuance, refer to Note 6(e).

The Company’s fiscal year ends on March 31st, while Dorner’s fiscal year ends on September 30th. As the Company’s fiscal year end differs by more than one quarter from Dorner’s fiscal year end, the unaudited pro forma condensed combined statement of operations presented herein have been presented using the different fiscal periods as discussed below. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 presented herein reflects a combination of the Company’s results of operations for its fiscal year ended March 31, 2020 and Dorner’s results of operations from April 1, 2019 through March 31, 2020, which were calculated using its fiscal year ended September 30, 2019, less the six months ended March 31, 2019, plus the six months ended March 31, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2020 presented herein reflects a combination of the Company’s results of operations for the nine months ended December 31, 2020 and Dorner’s results of operations from April 1, 2020 through December 31, 2020, calculated using its fiscal year ended September 30, 2020, less the six months ended March 31, 2020, plus the three months ended December 31, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 presented herein reflects a combination of the Company’s financial position as of December 31, 2020 and Dorner’s financial position as of December 31, 2020.

The unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives effect to the Transactions as if they occurred on December 31, 2020. The unaudited pro forma condensed consolidated statements of operations data for the nine months ended December 31, 2020 and for the twelve months ended March 31, 2020, have been prepared as if the Transactions had occurred on April 1, 2019.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes, the Company’s audited annual consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the Securities and Exchange Commission (“the SEC”) on May 27, 2020, and the Company’s unaudited quarterly consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed with the SEC on January 28, 2021.

The adjustments to the unaudited pro forma condensed combined financial information described herein are based on available information and assumptions management believes are reasonable. These adjustments are estimates, subject to risks and uncertainties that could cause the unaudited pro forma condensed combined financial statements to differ materially from actual results.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition, nor the costs that may be incurred to achieve such benefits.

As such, the unaudited pro forma condensed combined financial information is shown purely for illustrative purposes and is not indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated above. The unaudited pro forma condensed combined financial information should not be considered representative of future financial conditions or results of operations.

Unaudited pro forma condensed combined balance sheet as of

December 31, 2020

(in thousands)

	Historical
	CMCO	Dorner (as adjusted) Note 2	Transaction Accounting Adjustments	Reference	Other Transaction Accounting Adjustments	Reference	Pro Forma Combined
ASSETS:

Current assets:

Cash and cash equivalents	$187,626	$11,682	$(497,085)	5(a)	$366,629	6(a)	$68,852

Trade accounts receivables, less allowance for doubtful accounts	94,177	13,336	(179)	5(b)	-		107,334

Inventories	113,446	11,149	2,558	5(c)	-		127,153

Prepaid expenses and other	18,850	1,819	-		-		20,669

Total current assets	414,099	37,986	(494,706)		366,629		324,008

Property, plant, and equipment, net	72,304	18,436	10,258	5(d)	-		100,998

Goodwill	338,995	87,836	213,919	5(e)	-		640,750

Other intangibles, net	221,741	120,041	72,959	5(f)	-		414,741

Marketable securities	7,925	-	-		-		7,925

Deferred taxes on income	27,777	-	(27,080)	5(m)	-		697

Other assets	64,545	373	514	5(g)	2,188	6(b)	67,620

Total assets	$1,147,386	$264,672	$(224,136)		$368,817		$1,556,739

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:

Trade accounts payable	$49,576	$5,451	$-		$-		$55,027

Accrued liabilities	90,086	9,618	434	5(h)	-		100,138

Current portion of long-term debt	4,450	902	(902)	5(i)	(4,450)	6(c)	-

Current portion financing lease liability	-	450	(75)	5(j)			375

Total current liabilities	144,112	16,421	(543)		(4,450)		155,540

Term loan and revolving credit facility	245,092	60,965	(60,965)	5(k)	244,913	6(d)	490,005

Financing lease liability	-	12,118	2,891	5(l)			15,009

Other non-current liabilities	260,858	28,324	(7,862)	5(m)	-		281,320

Total liabilities	650,062	117,828	(66,479)		240,463		941,874

Shareholders’ equity:

Voting common stock	240	-	-		33	6(e)	273

Additional paid-in capital	293,869	141,748	(141,748)	5(n)	143,967	6(e)	437,836

Retained earnings	287,095	5,127	(15,940)	5(n)	(15,646)	6(e)	260,636

Accumulated other comprehensive loss	(83,880)	(31)	31	5(n)	-		(83,880)

Total shareholders’ equity	497,324	146,844	(157,657)		128,354		614,865

Total liabilities and shareholders’ equity	$1,147,386	$264,672	$(224,136)		$368,817		$1,556,739

Unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020

(dollars and shares in thousands, except per share amounts)

	Historical
	CMCO	Dorner (as adjusted) Note 2	Transaction Accounting Adjustments	Reference	Other Transaction Adjustments	Reference	Pro forma Combined

Net sales	$809,162	$82,094	$-		$-		$891,256

Cost of products sold	525,976	43,289	3,742	5(o)	-		573,007

Gross Profit	283,186	38,805	(3,742)		-		318,249

Selling	91,054	14,738	-		-		105,792

General and administrative	77,880	11,879	19,716	5(p)	1,675	6(f)	111,150

Research and development expenses	11,310	1,536	-		-		12,846

Net loss on sales of businesses, including impairment	176	-	-		-		176

Amortization of intangibles	12,942	8,033	4,598	5(q)	-		25,573

Income (loss) from operations	89,824	2,619	(28,056)		(1,675)		62,712

Interest and debt expense	14,234	6,675	-		(1,155)	6(g)	19,754

Cost of debt refinancing	-	-	-		14,645	6(h)	14,645

Investment (income) loss, net	(891)	-	-		-		(891)

Foreign currency exchange loss (gain), net	(1,514)	(38)	-		-		(1,552)

Other (income) expense, net	839	(88)	-		-		751

Income from continuing operations before income tax expense (benefit)	77,156	(3,930)	(28,056)		(15,165)		30,005

Income tax expense	17,484	(379)	(7,080)	5(r)	(3,791)	6(i)	6,234

Net income (loss)	$59,672	$(3,551)	$(20,976)		$(11,374)		$23,771

Weighted average basic shares outstanding	23,619		-		3,301	6(j)	26,920

Weighted average diluted shares outstanding	23,855		-		3,308	6(j)	27,163

Basic income per share	$2.53						$0.88

Diluted income per share	$2.50						$0.88

Unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2020

(dollars and shares in thousands, except per share amounts)

	Historical
	CMCO	Dorner (as adjusted) Note 2	Transaction Accounting Adjustments	Reference	Other Transaction Accounting Adjustments	Reference	Pro forma Combined

Net sales	$463,407	$78,091	$-		$-		$541,498

Cost of products sold	307,270	38,371	471	5(o)	-		346,112

Gross Profit	156,137	39,720	(471)		-		195,386

Selling	56,087	12,728	-		-		68,815

General and administrative	53,842	8,708	-		506	6(f)	63,056

Research and development expenses	8,703	923	-		-		9,626

Net loss on sales of businesses, including impairment	-	-	-		-		-

Amortization of intangibles	9,449	6,025	3,448	5(q)	-		18,922

Income (loss) from operations	28,056	11,336	(3,919)		(506)		34,967

Interest and debt expense	9,192	4,387	-		1,236	6(g)	14,815

Cost of debt refinancing	-	-	-		-		-

Investment (income) loss, net	(1,429)	-	-		-		(1,429)

Foreign currency exchange loss (gain), net	1,083	425	-		-		1,508

Other (income) expense, net	20,081	(51)	-		-		20,030

Income from continuing operations before income tax expense (benefit)	(871)	6,575	(3,919)		(1,742)		43

Income tax expense	(392)	1,358	(1,002)	5(s)	(436)	6(i)	(472)

Net income (loss)	$(479)	$5,217	$(2,917)		$(1,306)		$515

Weighted average basic shares outstanding	23,871		-		3,301	6(j)	27,172

Weighted average diluted shares outstanding	23,871		-		3,319	6(j)	27,190

Basic income per share	$(0.02)						$0.02

Diluted income per share	$(0.02)						$0.02

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to the Acquisition, as well as the related debt issuances by the Company, which were used to fund the Acquisition and repay previously existing debt of both the Company and Dorner, and the expected Equity Issuance by the Company, the proceeds of which are expected to be used to repay a portion of the New Term Loan. The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC on May 20, 2020 (“Article 11”).

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The purchase price for the Acquisition will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill. The Company has made a preliminary allocation of the purchase price for the Acquisition to the assets acquired and liabilities assumed as of the acquisition date based on the Company’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Company’s future results of operations and financial position.

Note 2 - Presentation of Dorner – Reclassification Adjustments

Historical Dorner financial information included within the unaudited pro forma condensed combined financial information has been reclassified to conform the presentation to that of the Company as indicated in the table below:

Balance sheet as of December 31, 2020

Presentation in Dorner’s Financial Statements	Presentation in Pro Forma Condensed Combined Financial Information	Amount (in thousands)
Accounts receivable, less allowance for doubtful accounts	Trade accounts receivable, less allowance for doubtful accounts	$13,336
Prepaid and other	Prepaid Expenses and Other	1,819
Building	Property, plant, and equipment, net	14,294
Machinery and equipment	Property, plant, and equipment, net	7,186
Office Equipment, including IT software	Property, plant, and equipment, net	4,671
Leasehold improvements	Property, plant, and equipment, net	1,376
Transportation equipment	Property, plant, and equipment, net	176
Less - accumulated depreciation and amortization	Property, plant, and equipment, net	(9,990)
Land	Property, plant, and equipment, net	300
Construction in progress	Property, plant, and equipment, net	423
Other intangible assets, net	Other intangibles, net	120,041
Deposits	Other assets	373
Current portion of capital lease obligation	Current portion financing lease liability	450
Line of credit	Current portion of long-term debt	902
Accounts payable	Trade accounts payable	5,451
Customer deposits	Accrued liabilities	3,079
Accrued compensation and benefits	Accrued liabilities	3,231
Other accrued liabilities	Accrued liabilities	3,308
Deferred tax liabilities, net	Other non-current liabilities	28,324
Term loan, less current portion, net of deferred financing costs	Term loan and revolving credit facility	60,965
Capital lease obligation, less current portion	Financing lease liability	12,118

Retained earnings	Retained earnings	5,127
Additional paid-in capital	Additional paid-in-capital	141,748
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(31)

Statement of Operations for the Twelve Months Ended March 31, 2020

Presentation in Dorner’s Financial Statements	Presentation in Pro Forma Condensed Combined Financial Information	Amount (in thousands)
Net Sales	Net sales	$82,094
Cost of sales	Cost of products sold	43,289
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	General and administrative	11,597
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Research and development expenses	1,536
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Selling	14,738
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Amortization of intangibles	8,033
Interest expense, net	Interest and debt expense	6,675
Acquisition Costs	General and administrative	282
Other expense, net	Other (income) expense, net	(88)
Other expense, net	Foreign currency exchange loss (gain), net	(38)
Current	Income tax expense	(112)
Deferred	Income tax expense	(267)

Statement of Operations for the Nine Months Ended December 31, 2020

Presentation in Dorner’s Financial Statements	Presentation in Pro Forma Condensed Combined Financial Information	Amount (in thousands)
Net Sales	Net sales	$78,091
Cost of sales	Cost of products sold	38,371
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	General and administrative	8,708
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Research and development expenses	923
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Selling	12,728
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Amortization of intangibles	6,025
Interest expense, net	Interest and debt expense	4,387
Other expense, net	Other (income) expense, net	(51)
Other expense, net	Foreign currency exchange loss (gain), net	425
Current	Income tax expense	3,057
Deferred	Income tax expense	(1,699)

Note 3 – Conforming Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in CMCO’s consolidated financial statements. Based on the procedures performed to date, the accounting policies of Dorner are similar in all material respects to CMCO’s accounting policies, with the exception of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“Topic 842”) and ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”), which Dorner had not yet been required to adopt as a private company, as well as accounting for reserves on accounts receivable and warranties, accounting for slow-moving inventory, and accounting for inventory capitalization. The impacts have been described in Note 5 to the unaudited pro forma condensed combined financial information. There were no material differences to historical Dorner revenue recognition upon adoption of Topic 606.

CMCO is not aware of any other material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of acquisition accounting. Following the consummation of the Acquisition, CMCO has begun to conduct, but has not yet completed, a more detailed review of Dorner’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Dorner’s results of operations or reclassification of assets or liabilities to conform to CMCO’s accounting policies and classifications. As a result, CMCO may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4 - Estimated Purchase Consideration and Preliminary Purchase Price Allocation

The estimated consideration transferred in the Acquisition is $486 million of cash, which includes the extinguishment of existing Dorner debt of $61.8 million and the payment of $8.9 million of Dorner transaction expenses at transaction close.

The table below represents an estimated preliminary purchase price allocation based on estimates, assumptions, valuations, and other analyses based on Dorner’s balance sheet as of December 31, 2020. The total preliminary estimated purchase consideration is allocated to the tangible and intangible assets and liabilities of Dorner based on their estimated fair values as if the Acquisition had occurred on December 31, 2020, which is the assumed Acquisition date for purposes of the unaudited pro forma condensed combined balance sheet. Other than the items specifically noted below, Dorner’s assets and liabilities are presented at their respective carrying amounts (as adjusted for accounting policy alignment) and should be treated as preliminary values. Based on the information available as of the time of the preparation of this unaudited pro forma condensed combined financial information, CMCO believes that these carrying values approximate fair values. CMCO has not completed the final allocation of the purchase price for the Acquisition to Dorner’s assets and liabilities; such final allocation will be completed within one year. Therefore, the acquired assets and liabilities are reflected at their preliminarily estimated fair values with the excess consideration recorded as goodwill. The final valuation could result in a material difference from the amounts shown.

The following table summarizes the preliminary purchase price as if the Acquisition occurred on December 31, 2020

(dollars in thousands)
	Amounts

Total Consideration Paid	$	486,272

Book value of net assets acquired at December 31, 2020		208,711
Adjusted for:
Accounting policy alignment (1)		2,980
Elimination of existing goodwill & intangible assets		(207,877)

Adjusted book value of net assets acquired		3,814
Adjustments to:
Inventories		3,231
Property, plant and equipment, net		3,649
Other intangibles, net		193,000
Goodwill		301,667
Other non-current liabilities		(19,089)

Reconciliation to consideration transferred	$	486,272

(1)

Accounting policy alignment includes impact of adopting Topic 842, as well as accounting for reserves on accounts receivable and warranties, accounting for slow-moving inventory, and accounting for inventory capitalization. Refer to Note 5 for further disclosure.

Note 5 - Transaction Accounting Adjustments

Pro Forma Transaction Accounting Adjustments to the unaudited pro forma condensed combined balance sheet

5(a) – Reflects adjustments to cash and cash equivalents to record the acquisition of Dorner and the payment of transaction costs in connection with the Acquisition.

(dollars in thousands)
Acquisition of Dorner	$(486,272)
CMCO transaction costs	(10,813)

Net Cash outflow	$(497,085)

5(b) – Trade accounts receivables, less allowance for doubtful accounts was reduced by $0.18 million in order to align Dorner’s historical accounting policy with that of CMCO.

5(c) – Reflects the adjustments to inventories to record the accounting policy alignments for slow-moving inventory and inventory capitalization. Also reflects the step-up of acquired Dorner inventory (as adjusted for the accounting policy changes) to fair value.

(dollars in thousands)
Adjustment to reflect accounting policy alignment of Inventory Reserves	$(625)
Adjustment to reflect accounting policy alignment of Inventory Capitalization	69
Fair value step-up of acquired inventory	3,114

Pro forma adjustment to Inventories	$2,558

5(d) – Reflects the adjustments to property, plant, and equipment, net to record the acquisition of finance leases and the fair value step-up of acquired Dorner fixed assets.

(dollars in thousands)
Adjustment to reflect acquisition of finance leases	$6,609
Fair value step-up of acquired property, plant, and equipment, net	3,649

Pro forma adjustment to Property, Plant, and Equipment, net	$10,258

The following table displays the expected useful lives of material property, plant, and equipment acquired.

Estimated Useful Life (years)
Building	20
Leasehold Improvements	12
Machinery & Equipment	5
Tooling	3
Furniture, Fixtures, and Equipment	4
Computer & Networking	3

Computer Software	3
Transportation Equipment	5

5(e) - Reflects adjustments to remove Dorner’s historical goodwill, and record estimated goodwill resulting from the Acquisition.

(dollars in thousands)
Goodwill resulting from the Acquisition	$301,755
Dorner’s historical goodwill	(87,836)

Pro forma adjustment to Goodwill	$213,919

5(f) - Reflects adjustments to record the preliminary estimated fair value of the identifiable intangible assets acquired, net of historical book value of Dorner’s intangibles prior to the Acquisition.

(dollars in thousands)	Amount	Estimated Useful Life (in years)
Elimination of Dorner’s historical intangibles	$(120,041)
Fair value of acquired customer relationships	140,000	16
Fair value of acquired technology portfolio	45,000	14
Fair value of acquired trade name portfolio	8,000	12

Pro forma adjustment to Other intangibles, net	$72,959

5(g) - Other assets increased by $0.51 million to record Dorner’s right of use assets for operating leases upon adoption of Topic 842.

5(h) – Reflects adjustments to Accrued liabilities to record the acquisition of Dorner’s operating leases and the alignment of Dorner’s historical accounting policy for accounting for warranty reserves with that of CMCO.

(dollars in thousands)
Adjustment to reflect acquisition of operating leases	$356
Adjustment to reflect accounting policy alignment of Warranty Reserves	78

Pro forma adjustment to Accrued liabilities	$434

5(i) – Current portion of long-term debt decreased by $0.9 million to record the extinguishment of Dorner’s historical current portion of debt.

5(j) – Current portion financing lease liability decreased by $0.075 million from the acquisition of finance leases.

5(k) - Term loan and revolving credit facility decreased by $61 million as a result of CMCO’s extinguishment of Dorner’s existing debt on the Acquisition close date.

5(l) - Financing lease liability increased by $2.9 million from the acquisition of acquired finance leases.

5(m) – Reflects adjustments to record the effect of Dorner’s adoption of Topic 842, the recognition of deferred tax liabilities in connection of the Acquisition, jurisdictional netting of deferred tax assets with deferred tax liabilities, and the write-off of deferred taxes associated with Dorner’s historical goodwill.

(dollars in thousands)
Adjustment to reflect acquisition of operating leases	$158

Adjustment to reflect increase in deferred tax liabilities from the Acquisition	20,231
Adjustment to reclassify for jurisdictional netting of deferred taxes	(27,080)
Adjustment to write-off deferred tax liabilities related to Dorner’s historical goodwill	(1,171)

Pro forma adjustment to Other non-current liabilities	$(7,862)

5(n) - The following table presents the pro forma adjustments to shareholders’ equity:

(dollars in thousands)
Elimination of Dorner’s Additional paid-in-capital		(141,748)
Elimination of Dorner Accumulated other comprehensive income		31
Elimination of Dorner’s Retained Earnings	(5,127)
CMCO transaction costs	(10,813)

Pro forma adjustment to Retained earnings		(15,940)

Pro forma adjustment to Shareholders’ Equity		$(157,657)

Pro Forma Transaction Adjustments to the unaudited pro forma condensed combined statements of operations

5(o) - The following table presents the pro forma adjustments to cost of products sold:

	Twelve Months Ended	Nine Months Ended
(dollars in thousands)	March 31, 2020	December 31, 2020
Fair value step-up of acquired inventory	$3,114	$-
Incremental depreciation on acquired property, plant, and equipment, net	628	471

Pro forma adjustment to Cost of products sold	$3,742	$471

5(p) - The following table presents the pro forma adjustments to general and administrative expenses:

Twelve Months Ended
(dollars in thousands)	March 31, 2020
CMCO transaction costs	$10,813
Dorner transaction costs	8,903

Pro forma adjustment to General and administrative	$19,716

5(q) - The following table presents the pro forma adjustments to amortization of intangibles:

	Twelve Months Ended	Nine Months Ended
(dollars in thousands)	March 31, 2020	December 31, 2020
Pro forma amortization expense on acquired customer relationships	$8,750	$6,563
Pro forma amortization expense on acquired technology portfolio	3,214	2,411
Pro forma amortization expense on acquired trade name portfolio	667	500
Historical amortization of intangibles	(8,033)	(6,025)

Pro forma adjustment to Amortization of intangibles	$4,598	$3,448

5(r) - Reflects the income tax effect of the Transaction Accounting Adjustments calculated using a weighted average statutory rate of (25%).

Note 6 - Other Transaction Accounting Adjustments

Pro Forma Other Transaction Accounting Adjustments to the unaudited pro forma condensed combined balance sheet

6(a) – The following table presents the pro forma Other Transaction Accounting Adjustments related to cash, which include (1) $650 million of cash received from the New Term Loan, $5 million of final original issuance discount, and $150 million received from the Equity Issuance (2) the repayment of the Existing Term Loan, (3) repayment of a portion of the New Term Loan, (4) the payment of issuance costs related to the New Term Loan and the New Revolver, (5) the payment of transaction bonuses, and (6) payment of the Equity Issuance costs.

(dollars in thousands)
Sources:
Cash received from New Term Loan	$650,000
Final original issuance discount	(5,000)
Cash received from Equity Issuance	150,000

Total Sources	795,000

Uses:
Repayment of Existing Term Loan	(256,013)
Cash to repay a portion of New Term Loan	(150,000)
Cash to pay New Term Loan issuance costs	(12,308)
Cash to pay New Revolver issuance costs	(3,050)
Payment of transaction bonuses	(1,000)
Cash to pay Equity Issuance costs	(6,000)

Total Uses	(428,371)

Net Cash Inflow	$366,629

6(b) – The following table reflects the change in Other assets as a result of incremental deferred financing fees for the New Revolver and the write-off of fees related to the Existing Revolver.

(dollars in thousands)
Deferred financing fees - New Revolver	$3,050
Write-Off financing fees - Existing Revolver	(862)

Pro forma adjustment to Other Assets	$2,188

6(c) – Reflects the payoff of the $4.5 million current portion of the Existing Term Loan.

6(d) - Reflects adjustments to fund the Acquisition and repay the Existing Term Loan. The interest rate on the New Term Loan is determined by the Eurodollar rate plus an applicable margin. The change in the Company’s borrowings are as follows:

(dollars in thousands)
Issuance of New Term Loan	$650,000
Final original issuance discount	(5,000)

Less New Term Loan issuance costs not written off	(4,995)

Issuance of New Term Loan, net		640,005
Repayment of Existing Term Loan (net of issuance costs)		(245,092)
Partial repayment of New Term Loan		(150,000)

Pro forma adjustment to Term loan and revolving facility		$244,913

6(e) – The following table presents the pro forma adjustments to shareholders’ equity, which include (1) the expected Equity Issuance of 3,301,147 shares of the Company’s common stock, with an assumed share price of $45.44, net of $6 million of issuance costs, (2) payment of employee bonuses in connection with the Transaction, and (3) the write-off of deferred financing costs associated with the repayment of the Existing Term Loan, Existing Revolver, and the partial repayment of the New Term Loan.

(dollars in thousands)
Adjustment to Voting Common Stock		$33
Common stock issuance - APIC	149,967
Fees related to Equity Issuance	(6,000)

Total adjustment to APIC from Equity Issuance		143,967
Deferred financing costs on Existing Term Loan	$(6,471)
Deferred financing costs on Existing Revolver	(862)
Deferred financing fees on partial repayment of New Term Loan	(7,313)
Transaction bonuses	(1,000)

Total adjustment to Retained Earnings		$(15,646)

Pro forma adjustment to Shareholders’ equity		$128,354

A sensitivity analysis has been performed on the number of shares of the Company’s common stock expected to be issued in the Equity Issuance. The analysis gives effect to a hypothetical $1.00 change in the share price of the Company’s common stock in the Equity Issuance. A $1.00 change in the share price of the Company’s common stock in the Equity Issuance would cause a corresponding increase or decrease to the number of shares issued of approximately 0.07 million.

Pro Forma Other Transaction Adjustments to the unaudited pro forma condensed combined statements of operations

6(f) – Reflects the issuance of restricted stock units to key Dorner employees and payment of employee transaction bonuses in connection with the Acquisition.

	Twelve Months Ended	Nine Months Ended

(dollars in thousands)	March 31, 2020	December 31, 2020
Compensation expense from issuance of restricted stock unit awards	$675	$506
Transaction bonuses	1,000

Pro forma adjustment to General and administrative	$1,675	$506

6(g) - Reflects the elimination of the Company’s interest expense and amortization of deferred financing costs related to the repaid Existing Term Loan and records the interest expense and amortization of debt issuance costs on the New Term Loan in connection with the Acquisition. Interest rates are determined based on either a eurocurrency rate or base rate plus an applicable margin. An interest rate of 3.70% was assumed below.

	Twelve Months Ended	Nine Months Ended
(dollars in thousands)	March 31, 2020	December 31, 2020
Pro forma interest on New Term Loan	$18,315	$13,736
Pro forma amortization of New Term Loan and New Revolver financing costs	1,438	1,079

Pro forma interest and debt expense	19,753	14,815

Historical CMCO interest and debt expense	$(14,234)	$(9,192)
Historical Dorner interest and debt expense	(6,675)	(4,387)

Historical interest and debt expense	(20,909)	(13,579)

Pro forma adjustment to interest and debt expense	$(1,155)	$1,236

A sensitivity analysis has been performed on interest expense to assess the effect a hypothetical 0.125% change in the interest rate related to the New Term Loan, which reflects a gross issuance of $650 million, debt issuance costs of $4.9 million, $5 million of final original issuance discount, repayment of the Existing Term Loan of $256 million, as well as immediate repayment of $150 million on the New Term Loan. A 0.125% change in interest rates would cause a corresponding increase or decrease to interest expense of approximately $0.62 million for the twelve months ended March 31, 2020 and $0.47 million for the nine months ended December 31, 2020.

6(h) – Reflects a loss from the extinguishment of the Existing Term Loan and New Term Loan, as well as a write-off of Existing Revolver deferred financing fees.

Twelve Months Ended
(dollars in thousands)	March 31, 2020
Write-Off financing fees - Existing Term Loan	$6,471
Write-Off financing fees - Existing Revolver	862
Write-Off financing fees – repay portion of New Term Loan	7,313

Pro forma adjustment to Cost of debt refinancing	$14,645

6(i) – Reflects the income tax effect of the Other Transaction Adjustments calculated using a weighted average statutory rate of (25%).

6(j) – Reflects the 3,301,147 shares of common stock of the Company expected to be issued in connection with the Equity Issuance and the vesting of the restricted stock units treated as post-Acquisition compensation expense.

	Twelve Months Ended	Nine Months Ended
(dollars in thousands except for earnings per share figure)	March 31, 2020	December 31, 2020
Pro Forma Net Income	$23,771	$515

Pro Forma Basic EPS
Historical average basic shares outstanding	23,619	23,871
Shares from Equity Issuance	3,301	3,301

Total average basic shares outstanding	26,920	27,172

Pro Forma Basic EPS	0.88	0.02

Pro Forma Diluted EPS
Historical average basic shares outstanding	23,855	23,871
Shares from Equity Issuance	3,301	3,301
Dilutive impact of restricted stock units	7	18

Total average dilutive shares outstanding	27,163	27,190

Pro Forma Diluted EPS	$0.88	$0.02

A sensitivity analysis has been performed on EPS to assess the effect a hypothetical $1.00 change in the share price of the Company’s common stock in the Equity Issuance. A $1.00 increase or decrease in the share price of the Company’s common stock in the Equity Issuance would cause an insignificant change to pro forma Basic EPS and Diluted EPS for the twelve months ended March 31, 2020 and for the nine months ended December 31, 2020.

Note 7 – Nonrecurring adjustments

The following table reflects the adjustments related to non-recurring items within the pro forma condensed combined financial information. These non-recurring items were assumed to have occurred on April 1, 2019, the beginning of the twelve-month period ended March 31, 2020.

Nonrecurring Adjustments
Twelve Months Ended
(dollars in thousands)	March 31, 2020
CMCO Transaction Costs	$(10,813)
Dorner Transaction Costs	(8,903)
Transaction Bonuses	(1,000)
Fair value step-up of acquired inventory	(3,114)
Write-Off financing fees - Existing Term Loan	(6,471)
Write-Off financing fees - Existing Revolver	(862)
Write-Off financing fees - partial repayment of New Term Loan	(7,313)

Total Non-Recurring Adjustments	(38,475)
Income tax expense / (benefit) - assumed 25% statutory tax rate	(9,655)

Total Non-Recurring Adjustments, net of tax effects	$(28,820)